UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

WideOpenWest, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-38101	46-0552948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 479-3500

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As earlier disclosed, on October 11, 2024, WideOpenWest, Inc. (the “Company”) and its wholly-owned subsidiary, WideOpenWest Finance, LLC, entered into a new super-priority credit agreement (the “Priority Credit Agreement”) with the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (the “Agent”). The Priority Credit Agreement provides for (i) a $200 million super-priority “first out” new money term loan (the “First Out TL”), (ii) a super-senior “second out” term loan (the “Second Out TL”) and (iii) a super-senior “second out” revolving credit facility (the “Second Out RCF” and together with the First Out TL and Second Out TL, the “Super-senior Facility”). The Super-senior Facility provided that to the extent that the Company’s revolving lenders under the 2021 Credit Agreement (as defined below) agree to provide covenant relief with respect to the springing leverage ratio under the 2021 Credit Agreement, such revolving lenders would be entitled to exchange their revolving commitments thereunder at par into the Second Out RCF. As of November 1, 2024, each of the Company’s existing revolving lenders elected to exchange their revolving commitments into the Second Out RCF and, accordingly, on November 6, 2024 (the “Effective Date”), the Company, the Agent and the lenders party thereto entered into an amendment to the Priority Credit Agreement (the “Amendment”) to reflect the exchange of $250 million of revolving commitments into the Second Out RCF. The Amendment further provides for a consent enabling the Company to pay off the remaining approximately $0.917 million in principal amount of term loan indebtedness outstanding under the Company’s existing credit agreement with, among others, the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and an issuing bank (the “2021 Credit Agreement”). As a result of the exchange of revolving commitments and the extinguishment of the remaining indebtedness reference above, the Company has no further obligations under the 2021 Credit Agreement, and the 2021 Credit Agreement and all related loan documents have been terminated.

The foregoing summary of the Amendment is qualified in its entirety by reference to the actual agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On the Effective Date, the Company prepaid in full and terminated its obligations under the 2021 Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1*	Amendment No. 1 to Super-Priority Credit Agreement, dated November 6, 2024, by and among WideOpenWest Finance, LLC, WideOpenWest, Inc., the other lenders from time to time party thereto and Wilmington Savings Fund Society FSB as Administrative Agent, Collateral Agent and Issuing Bank.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*	Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and other attachments have been omitted from this filing and will be furnished to the Securities and Exchange Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEOPENWEST, INC

November 12, 2024	By:	/s/ John Rego
John Rego
Chief Financial Officer